PROSPECTUS Dated May 1, 1996                      Pricing Supplement No. 67 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-01655
Dated May 1, 1996                                             January 17, 1997
                                                                Rule 424(b)(3)

                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes



               The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

               The Fixed Rate Notes will be redeemable in whole, but not in part, at the option of Morgan Stanley Group Inc. upon 30 to 35 calendar days notice on any February 3 or August 3, commencing February 3, 1999.

Principal Amount:    $10,000,000

Maturity Date:       February 3, 2012

Interest Rate:       7.50% per annum

Interest Accrual
Date:                February 3, 1997

Interest Payment
Dates:               Each February 3, and August 3,
                     commencing August 3, 1997

Redemption Dates:    Redeemable in whole, but not in part, at the option of
                     Morgan Stanley Group Inc. upon 30 to 35 calendar days notice on any February 3 or August 3, commencing
                     February 3, 1999

Minimum
 Denomination:       $1,000

Redemption
 Percentage:         100%

Annual Redemption
 Percentage
 Reduction:          N/A

Interest Payment
 Period:             Semi-annually

Specified Currency:  U.S. Dollars

Issue Price:         100%

Settlement Date
 (Original Issue
 Date):              February 3, 1997

Book Entry Note or
 Certificated Note:  Book Entry Note

Senior Note or
 Subordinated Note:  Senior Note

Total Amount of OID: N/A

Original Yield to
 Maturity:           N/A

Initial Accrual
 Period OID:        N/A

Trustee:            The Chase Manhattan Bank

CUSIP:              61745EJM4



Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY & CO.
                                   Incorporated